EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

COMARCO, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-44943) on Form S-8 of COMARCO, Inc. of our report dated June 3, 2003, relating to the statements of net assets available for benefits of COMARCO, Inc. Savings and Retirement Plan as of December 31, 2002 and the related statement of changes in net assets available for benefits for each of the years then ended which report appears in the December 31, 2002 annual report on Form 11K of COMARCO, Inc. Savings and Retirement Plan.

Lesley, Thomas, Schwarz & Postma, Inc.

Newport Beach, California

June 3, 2003